Exhibit (h)(11)

Amendment

Appendix A

Amended and Restated Transfer Agency and Service Agreement

Dated September 15, 2000

Between Financial Investors Trust and

ALPS Fund Services, Inc.

As of April 30, 2008

Series Offered Under Financial Investors Trust:

U.S. Treasury Money Market Fund

American Freedom U.S. Government Money Market Fund

FINANCIAL INVESTORS TRUST		ALPS FUND SERVICES, INC.

By:	/s/ JoEllen L. Legg	By:	/s/ Jeremy O. May
Name:	JoEllen L. Legg	Name:	Jeremy O. May
Title:	Secretary	Title:	Managing Director